EXHIBIT 99.1

Ranger Energy Services, Inc. Agrees to Acquire Basic Energy Services Assets From Chapter 11 Bankruptcy
HOUSTON, TX--(September 16, 2021) - Ranger Energy Services, Inc. (NYSE: RNGR) (the “Company”) today announced that its controlled subsidiary Ranger Energy Acquisition, LLC (the “Buyer”) was selected as the successful bidder at an auction to acquire certain assets of Basic Energy Services, Inc. and its subsidiaries (“Basic”). The Buyer’s winning bid at a competitive auction conducted by Basic under section 363 of the U.S. Bankruptcy Code was for a cash purchase price of $36.65 million and includes Basic’s business lines outside the State of California (excluding the water logistic business), specifically all assets within the well servicing service line, all assets within the fishing and rental tool service lines, all assets within the coiled tubing service line, all rolling stock assets required to support the operating assets being purchased and real property locations inclusive of, but not limited to, real property owned in New Mexico, Oklahoma and Texas. The Company currently expects to pay the cash purchase price with proceeds from the private placement described below.
Stuart Bodden, President and Chief Executive Officer of Ranger stated, “We are very pleased to continue the expansion of our scale and scope with this latest acquisition. Combined with the Patriot and PerfX transactions earlier this year, the Basic assets strengthen our ability serve clients in our markets and to drive ongoing growth in both revenue and free cash flow.”
The closing of the transaction is subject to various conditions, including approval by the bankruptcy court. A hearing to seek court approval is scheduled for September 23, 2021, and the transaction is expected to be concluded by the end of September 2021. The Company expects to hold an investor call and provide additional information regarding the transactions described herein in connection with the closing.
Credit Facility
The Company today announced that its controlled subsidiary RNGR Energy Services, LLC (“Ranger LLC”) received a debt commitment letter from Eclipse Business Capital LLC and Eclipse Business Capital SPV, LLC with regard to a new $77.5 million credit facility consisting of a $50 million revolving credit facility, a $12.5 million M&E term loan facility and a $15 million term loan B facility. The closing of the credit facility is subject to various conditions including entry into definitive documents and, with respect to the term loan B facility, the simultaneous close of the Basic asset acquisition. Ranger LLC currently expects to use a portion of the proceeds received from the revolving credit facility to pay off existing indebtedness. The credit facility is available at the Company’s option and would be pledged against certain asset sales.
Private Placement
The Company today announced that it entered into a definitive agreement on September 10, 2021, with several purchasers to issue an aggregate amount of $42 million of shares of newly issued its Series A Convertible Preferred Stock (the “Preferred Stock”). The Preferred Stock will be non-voting except under certain limited circumstances. In connection with the private placement, the Company has also agreed to grant customary registration rights to the purchasers. The Preferred Stock will automatically convert into shares of Class A Common Stock of the Company upon the later of (i) receipt of stockholder approval, which the Company expects to seek at a special meeting of stockholders following the closing of the transaction, or (ii) the effectiveness of the shelf registration statement, which the Company expects to file as soon as practicable following the Closing, to register the shares of Class A Common Stock convertible from the Preferred Stock. Affiliates of CSL Capital Management, L.P. (“CSL”) and Bayou Well Holdings Company, LLC (“Bayou”) have agreed to vote in favor of the preferred stock conversion.
The closing of the private placement is subject to various conditions, including the simultaneous close of the Basic asset acquisition. The Company is expected to contribute a portion of the proceeds received from the private placement to the Buyer to fund the Basic asset acquisition.
Tax Receivable Agreement Termination and Class B Redemption
The Company today announced that it entered into a definitive agreement with affiliates of CSL and Bayou pursuant to which the Tax Receivable Agreement, dated August 16, 2017, was terminated, effective on September 10, 2021. In consideration of the termination of the Tax Receivable Agreement, the Company will issue an aggregate of 376,185 shares of Class A Common Stock of the Company to affiliates of CSL and Bayou. The shares will be issued upon receipt of stockholder approval, which the Company expects to seek at a special meeting of shareholders following the closing of the transaction.
Affiliates of CSL and Bayou also consented to the redemption by Ranger LLC of their outstanding units in Ranger LLC and the redemption by the Company of corresponding shares of Class B Common Stock of the Company for an equivalent number of shares of Class A Common Stock of the Company, or cash, at the election of Ranger LLC or the Company, as the case may be. The redemptions are contingent on the closing of the private placement and the Basic asset acquisition. Following the redemptions, no shares of Class B Common Stock of the Company will be issued and outstanding.
Advisors
Piper Sandler is serving as exclusive financial advisor to the Company with respect to the Basic asset acquisition and sole placement agent with respect to the debt financing and private placement of Preferred Stock. Winston & Strawn LLP is serving as legal counsel to the Company.

About Ranger Energy Services, Inc.
Ranger is an independent provider of well service rigs and associated services in the United States, with a focus on unconventional horizontal well completion and production operations. Ranger also provides services necessary to bring and maintain a well on production. The Processing Solutions segment engages in the rental, installation, commissioning, start-up, operation and maintenance of MRUs, Natural Gas Liquid stabilizer and storage units and related equipment.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, including the closings of the Basic asset acquisition, debt financing and private placement of Preferred Stock, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission. The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.

Company Contact:
J. Brandon Blossman
Chief Financial Officer
(713) 935-8900
Brandon.Blossman@rangerenergy.com